Exhibit 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: “PWEI”)

CONTACT:	Scott Long,
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE REPORTS THIRD QUARTER RESULTS

Conference Call Scheduled for November 10, 2004 at 3:00 pm Central Time

Eugene, Oregon — Nov 9, 2004 — PW Eagle, Inc. (Nasdaq-NMS: “PWEI”) today reported its financial results for the three and nine month periods ended September 30, 2004. A summary of the unaudited consolidated operating results for the three and nine month periods ending September 30, 2004 and 2003 is set forth in the following table:

Consolidated Income Statement Information

(In thousands, except for per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net sales	$117,941	$96,241	$342,710	$249,590
Gross profit	17,605	7,070	51,577	30,077
Restructuring and related costs	—	—	1,608	—
Loss from continuing operations	(240)	(5,450)	(1,170)	(7,075)

Adjustments to reconcile to EBITDA:
Interest	4,655	3,010	11,697	8,609
Taxes	(200)	(3,384)	(739)	(4,392)
Depreciation	2,688	2,773	7,753	8,327
Amortization	177	353	420	514

EBITDA	$7,080	$(2,698)	$17,961	$5,983
Loss per common share from continuing operations
Basic	$(0.03)	$(0.80)	$(0.17)	$(1.04)
Diluted	$(0.03)	$(0.80)	$(0.17)	$(1.04)

During the quarter, the Company increased its estimate of the value of its majority owned subsidiary, USPoly Corp., based on its operating performance and the previously disclosed acquisition of the business of Uponor Aldyl Company. This resulted in a non-cash charge of $0.9 million to interest expense in the third quarter of 2004, representing the increase in the value of a warrant to purchase shares in USPoly held by USPoly’s subordinated lender.

Jerry Dukes, President, commented, “Our business continued its improvement from the prior years during the third quarter. Our sales volumes remained at good levels and our operational efficiencies continue to yield results. As anticipated, our margins decreased from the second quarter of 2004, as selling prices did not increase as much as our raw material costs. However, our results, both for the three and nine month periods of 2004 represent a significant improvement from the prior year.”

Scott Long, Chief Financial Officer, stated, “Our operating performance, combined with our recently completed refinancing, positions us to continue on our strategic plan of improving operations, paying down debt and, as debt levels permit, begin paying dividends and repurchasing our common stock.”

Third Quarter 2004 Conference Call

PW Eagle will hold its third quarter 2004 conference call on Wednesday, November 10, 2004 at 3:00 pm Central Time to discuss the third quarter 2004 results. The conference telephone number is 800-510-9661, use 46466022 as the passcode to access the call. The call will be archived for one week at 888-286-8010, use 81890490 as the passcode for access.

PW Eagle, Inc. is a leading extruder of PVC pipe products. USPoly Corp, a subsidiary of PW Eagle, is an extruder of small diameter polyethylene pipe. The Company and its majority-owned subsidiary, USPoly Corp., operate thirteen manufacturing facilities across the United States. PW Eagle’s common stock is traded on the Nasdaq National Market under the symbol “PWEI”.

Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are “forward looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made in this press release, including statements by Scott Long that the Company’s operating performance, combined with the Company’s recently completed financing, position the Company to continue its strategic plan of improving operations, paying down debt and, as debt levels permit, begin paying dividends and repurchasing its common stock, are “forward looking” statements which involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the economy, and particularly the segments of the economy that impact the Company’s business, does not grow and perform at least as well as forecast. In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the remainder of 2004 and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; and (vi) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe.

It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update “forward-looking” statements. In addition, the use of the term “EBITDA” is not intended to be an alternative to the financial results under generally accepted accounting principles in the United States of America.

- financials follow -

PW EAGLE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
NET SALES	$117,941	$96,241	$342,710	$249,590
COST OF SALES	100,326	89,171	291,133	219,513

Gross profit	17,605	7,070	51,577	30,077
OPERATING EXPENSES:
Selling, General and Admin. expenses	13,756	12,867	40,574	32,919
Restructuring and related costs	—	—	1,608	—

OPERATING INCOME (LOSS)	3,849	(5,797)	9,395	(2,842)
NON-OPERATING EXPENSES (INCOME):
Interest expense	4,655	3,010	11,697	8,609
Other expense (income)	(60)	27	346	16
Equity in earnings of affiliate	(306)	—	(739)	—

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(440)	(8,834)	(1,909)	(11,467)

INCOME TAX BENEFIT	(200)	(3,384)	(739)	(4,392)

LOSS FROM CONTINUING OPERATIONS, NET OF TAXES	(240)	(5,450)	(1,170)	(7,075)

Income (loss) from discontinued operations		(23)		194

NET LOSS	$(240)	$(5,473)	$(1,170)	$(6,881)

LOSS FROM CONTINUING OPERATIONS PER SHARE:
Basic	$(0.03)	$(0.80)	$(0.17)	$(1.04)
Diluted	$(0.03)	$(0.80)	$(0.17)	$(1.04)

INCOME FROM DISCONTINUED OPERATIONS PER SHARE:
Basic	—	—	—	$0.03
Diluted	—	—	—	$0.03

NET LOSS PER SHARE:
Basic	$(0.03)	$(0.80)	$(0.17)	$(1.01)
Diluted	$(0.03)	$(0.80)	$(0.17)	$(1.01)

PW EAGLE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except for shares and per share amounts)

	September 30, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,569	$431
Accounts receivable, net	51,205	26,566
Inventories	62,729	45,545
Other current assets	4,615	5,840

Total current assets	123,118	78,382

Property, Plant and equipment	63,235	62,146
Non-current Assets	28,340	24,650

TOTAL ASSETS	$214,693	$165,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility	$58,052	$34,631
Current maturities of long-term debt	1,691	3,967
Long-term obligations refinanced with short-term debt	19,625	—
Other current liabilities	54,538	43,394

Total current liabilities	133,906	81,992

Long-term debt, less current maturities	7,500	14,861
Senior subordinated debt	28,653	31,950
Capital Lease Obligations	19,739	13,016
Other long-term liabilities	9,031	8,124

TOTAL LIABILITIES	198,829	149,943

Stockholders’ equity	15,864	15,235

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$214,693	$165,178

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